                                                                    EXHIBIT 99.1

(INSITUFORM-TECH)(INSU) Insituform Technologies, Inc. Reports $0.12 Earnings Per Share for Second Quarter 2004; Revenues Increase 14%

      Chesterfield, MO - July 29, 2004 - Insituform Technologies, Inc. (Nasdaq National Market: INSU) (the "Company") today reported second quarter 2004 earnings of $3.2 million, or $0.12 per diluted share, compared to $4.6 million, or $0.17 per diluted share, for the same period last year.

      Revenues increased 14.1% to $142.4 million for the second quarter of 2004 from $124.8 million in the same period last year. This reflects the impact of acquisitions made after the second quarter of 2003 as well as growth in the following areas: three North American CIPP regions, Europe, the Tite Liner(R) segment, and tunneling.

      Year-to-date revenues increased 9.0% to $270.3 million from $248.1 million in the same period last year. As with second quarter revenues, the effect of acquisitions and growth in the same markets impacted these results. Year-to-date earnings were $3.7 million, or $0.14 per diluted share, in 2004 compared to $11.2 million, or $0.42 per diluted share, in the first half of 2003.

      The Company's President and Chief Executive Officer, Thomas S. Rooney, Jr., commented: "While our earnings are below year-ago levels, they are significantly better than the $0.02 per diluted share earned in the first quarter. Backlog growth in late 2003 is beginning to benefit the Company's revenues, and we continue to see modest growth in CIPP orders and strong growth in tunneling orders."

      Rooney also noted, "Another important factor is that we've expanded the number of crews working on our North American CIPP projects from 59 in June of last year to 70 at the end of this quarter. The crew buildup was undertaken to respond to our customers' demands in the marketplace."

      Gross profit increased 4.4% to $30.6 million in the second quarter of 2004 from $29.3 million in the second quarter of 2003; however, gross profit margin declined from 23.5% to 21.5%. For the first half of 2004, gross profit decreased 2.8% to $55.9 million from $57.5 million for the same period in 2003. Gross profit declines in three North American CIPP regions are driving this trend. Lower volume and pricing - a result of the intense competitive environment - in these three CIPP regions as well as increased tunneling volume, and pipebursting work, both of which carry lower margins than CIPP, combined to negatively impact gross profit.

      Second quarter 2004 operating expenses increased 21.0% to $23.0 million from $19.0 million in the second quarter of 2003. For the first half of 2004, operating expenses increased 24.7% to $45.0 million from $36.1 million for the same period last year. These increases were attributable to additional compensation and employee-related costs along with professional and consulting fees. These higher costs reflect the Company's key strategic initiatives, notably investment in sales and logistics enhancement. Acquisitions made in 2003 added $1.2 million and $2.5 million, respectively, to the second quarter and first half of 2004.

      Interest and other expense was $2.2 million in the second quarter of 2004, compared to $2.4 million in the second quarter of 2003. Year to date, interest and other expense increased 44.0% to $4.5 million from $3.1 million a year ago, which reflects the placement of $65.0 million in Senior Notes in April 2003, causing higher interest expense during the first six months of 2004 compared to the same period of 2003.

      The Company's unrestricted cash position remains strong at $89.8 million at June 30, 2004 compared to $93.9 million at December 31, 2003. Importantly, this is after the Company made $15.8 million in debt repayments and $16.6 million in capital expenditures during the six-month period ended June 30, 2004. Capital expenditures in the first half of 2003 were $5.7 million. Despite debt amortization and significant capital expenditures, a renewed focus on cash collections and receivables management, $2.9 million received from the exercise of stock options, and $9.1 million in tax refunds received earlier this year have contributed to the Company's strong cash position.

      Mr. Rooney concluded, "As we expected a quarter ago, our second quarter results well exceeded the first quarter's performance. We continue to see robust bidding activity, and our backlog continues to grow. Again, I emphasize that the strategic investments that we have been talking about for the last few quarters are not expected to provide visible benefit until 2005. But these initiatives are designed to help the Company achieve operational excellence, competitive advantages, technological innovation, and business growth."

      The Company will host a conference call at 9:30 a.m. EDT on Friday, June
30. The call can be accessed by clicking on the Presentations tab on the Investor Relations page of the Company's Web site (www.insituform.com) or by using the following link: http://www.shareholder.com/insituform/MediaList.com.

      An audio archive of the webcast will be available approximately two hours after the call through www.insituform.com. The archive will be available for one week.

      Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about the Company can be found on its Internet site at www.insituform.com.

      This news release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors which could affect results include, among others, the competitive environment for the Company's products and services, the geographical distribution and mix of the Company's work, and other factors set forth in reports and documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not assume a duty to update forward-looking statements. Please use caution and do not place reliance on forward-looking statements.

                          INSITUFORM TECHNOLOGIES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)
                    (In thousands, except per share amounts)

                                    For the Three Months           For the Six Months
                                       Ended June 30,                Ended June 30,
                                     2004           2003           2004           2003
Revenues                          $ 142,434      $ 124,778      $ 270,348      $ 248,126
Cost of revenues                    111,870         95,511        214,417        190,590
Gross profit                         30,564         29,267         55,931         57,536
Selling, general and
  administrative                     22,974         18,982         44,966         36,065
Operating income                      7,590         10,285         10,965         21,471
Other (expense) income:
  Interest expense                   (2,627)        (2,175)        (4,795)        (3,372)
  Other                                 451           (189)           287            242
Total other expense                  (2,176)        (2,364)        (4,508)        (3,130)
Income before taxes on income         5,414          7,921          6,457         18,341
Taxes on income                       2,238          3,089          2,663          7,153
Income before minority
  interests, equity in
  earnings and discontinued
  operations                          3,176          4,832          3,794         11,188
Minority interests                      (45)           (30)          (101)           (60)
Equity in earnings of
  affiliated companies                   25             75            (35)           100
Income from continuing
  operations                          3,156          4,877          3,658         11,228
Loss from discontinued
  operations                             --           (292)            --            (16)
Net income                        $   3,156      $   4,585      $   3,658      $  11,212
Earnings per share:
  Basic:
    Income from continuing
      operations                  $    0.12      $    0.18      $    0.14      $    0.42
    Loss from discontinued
      operations                         --          (0.01)            --             --
    Net income                    $    0.12      $    0.17      $    0.14      $    0.42
  Diluted:
    Income from continuing
      operations                  $    0.12      $    0.18      $    0.14      $    0.42
    Loss from discontinued
      operations                         --          (0.01)            --             --
    Net income                    $    0.12      $    0.17      $    0.14      $    0.42

Weighted average common
  shares - basic                     26,685         26,445         26,587         26,487
Weighted average common
  and equivalent shares -
  diluted                            26,782         26,548         26,718         26,574

SEGMENT DATA
Revenues
  Rehabilitation                  $ 104,625      $  93,883      $ 200,254      $ 186,250
  Tunneling                          31,145         26,385         57,195         51,970
  Tite Liner(R)                       6,664          4,510         12,899          9,906
Total revenues                    $ 142,434      $ 124,778      $ 270,348      $ 248,126

Gross profit
  Rehabilitation                  $  24,757      $  25,004      $  45,062      $  48,472
  Tunneling                           3,437          2,773          6,383          5,934
  Tite Liner(R)                       2,370          1,490          4,486          3,130
Total gross profit                $  30,564      $  29,267      $  55,931      $  57,536

Operating income
  Rehabilitation                  $   5,364      $   8,589      $   7,091      $  17,403
  Tunneling                             835            976          1,331          2,417
  Tite Liner(R)                       1,391            720          2,543          1,651
Total operating income            $   7,590      $  10,285      $  10,965      $  21,471

                          INSITUFORM TECHNOLOGIES, INC.
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                   (Unaudited)
                                 (In thousands)

                                       June 30, 2004  December 31, 2003
ASSETS
 CURRENT ASSETS
  Cash and cash equivalents              $ 89,828         $ 93,865
  Restricted cash                           1,343            6,126
  Receivables, net                         88,491           90,814
  Retainage                                25,135           24,902
  Costs and estimated earnings
    in excess of billings                  38,400           27,853
  Inventories                              15,127           12,935
  Prepaid expenses and other assets         8,722           19,515
  Assets held for disposal                     --            1,263
 TOTAL CURRENT ASSETS                     267,046          277,273
 PROPERTY, PLANT AND EQUIPMENT,
  less accumulated depreciation            83,696           75,667
 OTHER ASSETS
  Goodwill                                131,577          131,613
  Other assets                             23,546           23,807
 TOTAL OTHER ASSETS                       155,123          155,420

TOTAL ASSETS                             $505,865         $508,360

LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES
  Current maturities of long-term
    debt and line of credit              $ 16,859         $ 16,938
  Accounts payable and accrued
    expenses                               88,880           82,670
  Billings in excess of costs
    and estimated earnings                  8,663            8,495
  Liabilities related to
    discontinued operations                    --            1,770
 TOTAL CURRENT LIABILITIES                114,402          109,873
 LONG-TERM DEBT, less current
    maturities                             98,510          114,323
 OTHER LIABILITIES                          3,361            3,530
 TOTAL LIABILITIES                        216,273          227,726
 MINORITY INTERESTS                         1,578            1,465
 TOTAL STOCKHOLDERS' EQUITY               288,014          279,169

TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY                    $505,865         $508,360

                          INSITUFORM TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                 (In thousands)

                                                   For the Six Months
                                                     Ended June 30,
                                                   2004          2003
Cash flows from operating activities:
Net income                                       $  3,658      $ 11,212
  Income from discontinued operations                  --            16
Income from continuing operations                   3,658        11,228
Adjustments to reconcile to net cash
  provided (used) by operating activities:
  Depreciation                                      8,164         7,247
  Amortization                                      1,190           653
  Deferred income taxes                                35           (20)
  Write-off of debt issuance costs                    226            --
  Change in restricted cash related to
    operating activities                              181           672
  Other                                             2,412         1,510
Changes in operating assets and
  liabilities, net of purchased businesses:
  Receivables, including costs and estimated
    earnings in excess of billings                 (7,612)        6,690
  Inventories                                      (2,192)          (63)
  Prepaid expenses and other assets                11,077           341
  Accounts payable and accrued expenses             4,608         1,574
Net cash provided by operating
  activities of continuing operations              21,747        29,832
Net cash provided (used) by operating
  activities of discontinued operations                --        (1,299)
Net cash provided by operating activities          21,747        28,533
Cash flows from investing activities:
  Capital expenditures                            (16,598)       (5,734)
  Proceeds from sale of fixed assets                  473           349
  Purchase of business, net of cash acquired           --          (300)
  Other investing activities                           --         1,089
Net cash used in investing activities             (16,125)       (4,596)
Cash flows from financing activities:
  Proceeds from issuance of common stock            2,913           185
  Purchases of treasury stock                          --        (1,417)
  Principal payments on long-term debt            (15,813)      (19,271)
  Issuance of long-term debt                           --        65,000
  Increase (decrease) in line of credit                --       (25,778)
  Deferred financing charges                         (633)         (692)
  Change in restricted cash related to
    financing activities                            4,602            --
Net cash used in financing activities              (8,931)       18,027
Effect of exchange rate changes on cash              (728)          874

Net increase (decrease) in cash and cash
  equivalents for the period                       (4,037)       42,838
Cash and cash equivalents,
  beginning of period                              93,865        71,401
Cash and cash equivalents, end of period           89,828       114,239

CONTACT:  Insituform Technologies, Inc.
          Christian G. Farman, Vice President and CFO
          (636) 530-8000